Exhibit 99.1

For Immediate Release

NR 11-0501

Contact:	Paul Gennaro SVP & Chief Communications Officer 212.973.3167 Paul.Gennaro@aecom.com

AECOM reports second-quarter fiscal year 2011 financial results

•                  Second-quarter diluted earnings per share of 49 cents.

•                  Net income from continuing operations for the second quarter of $58 million.

•                  Revenue for the second quarter of $1.9 billion.

•                  Revenue, net of other direct costs, for the second quarter of $1.3 billion.

•                  Total backlog at March 31 of $15.4 billion.

•                  FY11 EPS guidance range increased to $2.35-$2.40 from $2.25-$2.35.

LOS ANGELES (May 5, 2011) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the second quarter of fiscal year 2011, which ended March 31, 2011.

AECOM reported net income from continuing operations of $58 million for the second quarter and diluted earnings per share (EPS) from continuing operations of 49 cents for the second quarter. This represents a decrease of 2% from net income from continuing operations of $59 million and a decrease of 4% from diluted earnings per share of 51 cents for the same period last year.  During the quarter, the company ceased its operations in Libya, which had a negative $0.08 EPS impact.  Operating income for the second quarter increased to $87 million, 5% higher than the same period last year.

Second-quarter revenue was $1.9 billion, a 21% increase from the second quarter of fiscal year 2010.  AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes that revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.  Second-quarter revenue, net of other direct costs, was $1.3 billion, representing a 23% increase over the same period last year.  Excluding the impact of Libya, organic revenue, net of other direct costs, increased 4% year over year.

For the first six months of fiscal year 2011, AECOM reported net income of $115 million and operating income of $178 million, an increase of 10% and 19%, respectively, compared to the same period last year, despite the negative impact from Libya.  For the first six months of fiscal 2011, AECOM reported revenue of $3.9 billion and revenue, net of other direct costs, of $2.5 billion, an increase of 26% and 24%, respectively, compared to the same period last year.

“We saw continued organic growth, both in revenue and backlog, during the second quarter,” said John M. Dionisio, AECOM president and chief executive officer.  “We are pleased that we were able to achieve solid results even with challenging external events, which we believe speaks to the resilience of our diversified business model and to the agility of our team around the world.”

“We are poised for continued strong performance as we capitalize on organic-growth opportunities around the world and drive revenue and cost synergies from recent acquisitions.  With the fiscal year 2011 federal budget now in place, we expect to see a meaningful increase in our U.S. government business during the second half of the year,” Dionisio said.

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Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the second quarter of fiscal year 2011, the PTS segment reported revenue of $1.6 billion and operating income of $92 million.  This represents an increase of 25% from revenue of $1.3 billion for the same period last year and a decrease of 6% from operating income of $97 million for the same period last year.  The company’s withdrawal from Libya negatively impacted PTS segment results.

PTS revenue, net of other direct costs, increased 19% for the second quarter of fiscal year 2011, to $1.1 billion.

Management Support Services

The MSS segment provides facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the second quarter of fiscal year 2011, the MSS segment reported revenue of $291 million and operating income of $19 million.  Revenues increased by 2% from the same period last year, while operating income increased 39% from $14 million in the same period last year.

MSS revenue, net of other direct costs, increased 73% for the second quarter of fiscal year 2011, to $149 million.

Balance Sheet and Cash Flow

As of March 31, 2011, AECOM had $403 million of total cash and cash equivalents, $1.2 billion of debt and $600 million in committed bank facilities with $338 million in unused capacity.  Cash flow from operations totaled $33 million in the quarter, an $85-million improvement from the prior year.

Backlog

AECOM announced backlog of $15.4 billion at March 31, 2011, a 56% increase year over year.  Organically, backlog increased by 6% year over year and 10% excluding Libya.

Outlook

“Our significant organic backlog growth and increase in cash flow point to continued improvements in our markets,” said Michael S. Burke, AECOM executive vice president and chief financial officer.

“An improving global business environment and our exposure to high-growth emerging and natural resource-rich markets, provide us with confidence to increase our guidance for fiscal year 2011,” Burke said.

Based on its results through the second quarter of the fiscal year, as well as its backlog, AECOM has raised its EPS outlook for fiscal year 2011 to $2.35-$2.40.  In addition, the company expects that Q3 earnings will contribute approximately one quarter of the full year’s earnings.

AECOM is hosting a conference call today at 10 a.m. ET, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Those wishing to dial in to the call via telephone can do so by dialing 1-866-578-5801 or 1-617-213-8058 and entering the passcode 44062366.  Interested parties also can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call.

About AECOM

AECOM is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental, energy, water and government. With approximately 45,000 employees around the world, AECOM is a leader in all of the key markets that it serves. AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that create, enhance and sustain the world’s built, natural, and social environments. A Fortune 500 company, AECOM serves clients in approximately 125 countries and had revenue of $7.3 billion during the 12 months ended March 31, 2011. More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our merger and acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Revenue	$1,936,421	$1,601,166	$3,872,604	$3,081,950
Other direct costs	643,022	549,302	1,365,428	1,067,760
Revenue, net of other direct costs (non-GAAP)	1,293,399	1,051,864	2,507,176	2,014,190
Cost of revenue, net of other direct costs	1,193,664	943,969	2,302,106	1,823,318
Gross profit	99,735	107,895	205,070	190,872

Equity in earnings of joint ventures	11,330	3,451	19,427	7,829
General and administrative expenses	23,608	27,898	46,870	49,763
Income from operations	87,457	83,448	177,627	148,938

Other income (expense)	1,456	1,829	3,744	3,533
Interest income (expense), net	(10,014)	(2,385)	(19,886)	(3,360)
Income from continuing operations before income tax expense	78,899	82,892	161,485	149,111

Income tax expense	19,239	21,048	39,742	37,513

Income from continuing operations	59,660	61,844	121,743	111,598

Discontinued operations, net of tax	—	(190)	—	(77)

Net income	59,660	61,654	121,743	111,521

Non-controlling interest in income of consolidated subsidiaries, net of tax	(1,945)	(3,165)	(7,160)	(7,250)

Net income attributable to AECOM	$57,715	$58,489	$114,583	$104,271

Net income allocation:
Preferred stock dividend	$—	$35	$2	$70
Net income available for common stockholders	57,715	58,454	114,581	104,201
Net income attributable to AECOM	$57,715	$58,489	$114,583	$104,271

Net income attributable to AECOM per share:
Basic
Continuing operations	$0.49	$0.51	$0.97	$0.92
Discontinued operations	—	—	—	—
	$0.49	$0.51	$0.97	$0.92

Diluted
Continuing operations	$0.49	$0.51	$0.97	$0.91
Discontinued operations	—	—	—	—
	$0.49	$0.51	$0.97	$0.91

Weighted average shares outstanding:
Basic	117,283	113,801	117,642	113,477
Diluted	118,278	115,044	118,697	114,771

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	March 31, 2011	September 30, 2010
Balance Sheet Information:
Cash and cash equivalents	$403,384	$612,857
Working capital	1,216,989	1,094,239
Working capital, net of cash and cash equivalents	813,605	481,382
Total debt	1,169,141	931,127
Total assets	5,665,358	5,242,909
Total stockholders’ equity	2,383,630	2,090,012

	Six Months Ended
	March 31, 2011	March 31, 2010
Cash Flow Information:
Net cash used in operating activities*	$(146,035)	$(86,481)

* March 31, 2011, figure includes deferred compensation plan termination of ($90) million and associated excess tax benefits of ($58) million.

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended March 31, 2011
Revenue	$1,645,633	$290,788	$—	$1,936,421
Other direct costs	500,877	142,145	—	643,022
Revenue, net of other direct costs (non-GAAP)	1,144,756	148,643	—	1,293,399
Cost of revenue, net of other direct costs	1,056,998	136,666	—	1,193,664
Gross profit	87,758	11,977	—	99,735
Equity in earnings of joint ventures	4,019	7,311	—	11,330
General and administrative expenses	—	—	23,608	23,608
Income from operations	$91,777	$19,288	$(23,608)	$87,457

Gross profit as a % of revenue	5.3%	4.1%	—	5.2%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	7.7%	8.1%	—	7.7%

Three Months Ended March 31, 2010
Revenue	$1,316,948	$284,218	$—	$1,601,166
Other direct costs	350,951	198,351	—	549,302
Revenue, net of other direct costs (non-GAAP)	965,997	85,867	—	1,051,864
Cost of revenue, net of other direct costs	870,529	73,440	—	943,969
Gross profit	95,468	12,427	—	107,895
Equity in earnings of joint ventures	2,018	1,433	—	3,451
General and administrative expenses	—	—	27,898	27,898
Income from operations	$97,486	$13,860	$(27,898)	$83,448

Gross profit as a % of revenue	7.2%	4.4%	—	6.7%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.9%	14.5%	—	10.3%

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Six Months Ended March 31, 2011
Revenue	$3,221,404	$651,200	$—	$3,872,604
Other direct costs	991,841	373,587	—	1,365,428
Revenue, net of other direct costs (non-GAAP)	2,229,563	277,613	—	2,507,176
Cost of revenue, net of other direct costs	2,052,271	249,835	—	2,302,106
Gross profit	177,292	27,778	—	205,070
Equity in earnings of joint ventures	6,129	13,298	—	19,427
General and administrative expenses	—	—	46,870	46,870
Income from operations	$183,421	$41,076	$(46,870)	$177,627

Gross profit as a % of revenue	5.5%	4.3%	—	5.3%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	8.0%	10.0%	—	8.2%

Contracted backlog	$7,770,349	$747,190	$—	$8,517,539
Awarded backlog	5,189,214	1,647,800	—	6,837,014
Total backlog	$12,959,563	$2,394,990	$—	$15,354,553

Six Months Ended March 31, 2010
Revenue	$2,521,387	$560,563	$—	$3,081,950
Other direct costs	671,549	396,211	—	1,067,760
Revenue, net of other direct costs (non-GAAP)	1,849,838	164,352	—	2,014,190
Cost of revenue, net of other direct costs	1,682,732	140,586	—	1,823,318
Gross profit	167,106	23,766	—	190,872
Equity in earnings of joint ventures	4,290	3,539	—	7,829
General and administrative expenses	—	—	49,763	49,763
Income from operations	$171,396	$27,305	$(49,763)	$148,938

Gross profit as a % of revenue	6.6%	4.2%	—	6.2%
Gross profit as a % of revenue, net of other direct costs (non-GAAP)	9.0%	14.5%	—	9.5%

Contracted backlog	$5,053,910	$472,093	$—	$5,526,003
Awarded backlog	3,387,808	938,247	—	4,326,055
Total backlog	$8,441,718	$1,410,340	$—	$9,852,058

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